UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2013

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Boulevard Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Savient Pharmaceuticals, Inc. (the “Company”) has entered into Incentive Bonus Agreements (the “Incentive Agreements”) with each of the Company’s three Co-Presidents, Philip K. Yachmetz, John P. Hamill and Richard Crowley and with the Company’s Senior Vice President and Chief Medical Officer, Dr. Kenneth M. Bahrt. The Incentive Agreements with each of Mssrs. Yachmetz, Hamill and Crowley were entered into on October 11, 2013 and provide for a one-time incentive payment of $200,000 to each individual. The Incentive Agreement with Mr. Bahrt was entered into on September 11, 2013 and provides for an incentive payment of $180,000, payable in two equal installments.

Under the Incentive Agreements, Mssrs. Yachmetz, Hamill, Crowley and Bahrt agree to repay the Company the full amount of the incentive payment if their employment with the Company is terminated, other than due to termination by the Company without “cause,” as defined in the Incentive Agreements, before the Company completes a sale or merger of the Company, a sale of all or substantially all of the Company’s assets or a debt exchange, recapitalization, refinancing, or restructuring of substantially all of the Company’s outstanding indebtedness, or if none of the aforementioned events is completed before April 1, 2014.

The foregoing description of the Incentive Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Incentive Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1	Form of Incentive Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVIENT PHARMACEUTICALS, INC.

Date: October 15, 2013	By:	/s/ Philip K. Yachmetz
		Name:	Philip K. Yachmetz
		Title:	Co-President and Chief Business Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Incentive Agreement